Exhibit 99.1

Report of Independent Auditors

To the Board of Directors of Minera Santa Cruz S.A.:

We have audited the accompanying financial statements of Minera Santa Cruz S.A. which comprise the statements of financial position as at December 31, 2018 and 2017, and the related statements of  profit (loss) and other comprehensive profit (loss), changes in equity and cash flows for each of the three years  in the period ended December 31, 2018,  and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Minera Santa Cruz S.A. as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

City of Buenos Aires, Argentina

June 19, 2019

/S/ PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L Member of Ernst & Young Global

Minera Santa Cruz S.A.

Statements of profit (loss) and other comprehensive profit (loss)

For the years ended 31 December 2018, 2017 and 2016

	Notes	2018 US$000	2017 US$000	2016 US$000
Revenue	3	205.365	227,093	235,960
Cost of sales	4	(177,078)	(180,943)	(174,143)
Gross profit		28,287	46,150	61,817
Administrative expenses	5	(7,220)	(9,070)	(8,538)
Exploration expenses	6	(5,016)	(3,791)	(1,840)
Selling expenses	7	(7,997)	(2,990)	(4,559)
Other income	9	1,890	2,187	21,784
Other expenses	9	(8,086)	(4,720)	(7,333)
Profit before net finance income (costs), foreign exchange loss and income tax		1,858	27,766	61,331
Finance income	10	1,771	1,818	1,113
Finance costs	10	(2,612)	(2,306)	(2,554)
Foreign exchange loss		(8,036)	(5,172)	(2,426)
(Loss) Profit before income tax		(7,019)	22,106	57,464
Current and deferred income tax (expense) recovery	21	(4,791)	1,486	(22,202)
(Loss) Profit for the year		(11,810)	23,592	35,262
Total comprehensive (loss) profit for the year		(11,810)	23,592	35,262

The accompanying notes are an integral part of these financial statements.

Minera Santa Cruz S.A.

Statements of financial position

As at  31 December 2018 and 2017

	Notes	As at 31 December 2018 US$000	As at 31 December 2017 US$000
ASSETS
Non-current assets		173,584	184,855
Property, plant and equipment	11	157,595	164,717
Evaluation and exploration assets	12	7,045	8,500
Intangible assets	13	6,841	8,168
Trade and other receivables	14	2,103	3,470

Current assets		67,315	103,792
Inventories	15	20,169	24,820
Trade and other receivables	14	36,833	40,261
Cash and cash equivalents	16	10,313	38,711

Total assets		240,899	288,647
EQUITY AND LIABILITIES
Capital and reserves		141,197	179,617
Equity share capital	20	110,132	110,132
Other reserves		163,696	160,232
Retained earnings		(132,631)	(90,747)

Non-current liabilities		59,373	64,425
Trade and other payables	17	924	1,053
Provisions	19	24,452	27,498
Deferred income tax liabilities	21	33,997	35,874

Current liabilities		40,329	44,605
Trade and other payables	17	34,282	35,563
Borrowings	18	6,047	9,042
Total liabilities		99,702	109,030
Total equity and liabilities		240,899	288,647

The accompanying notes are an integral part of these financial statements.

Minera Santa Cruz S.A.

Statements of cash flows

For the years ended 31 December 2018, 2017 and 2016

		Year ended 31 December
	Notes	2018 US$000	2017 US$000	2016 US$000
Cash flows from operating activities
(Loss) Profit for the year		(11,810)	23,592	35,262
Deferred income tax	21	(1,877)	(15,866)	(7,889)
Current income tax	21	6,668	14,380	30,091
Non-cash adjustment to reconcile (loss) profit for the year to net cash flows
Depreciation of property, plant and equipment	11	52,335	48,339	52,924
Amortization and depreciation of intangible assets	13	1,343	1,247	1,058
Disposal of property, plant and equipment	11	234	204	288
Provision of contingencies	9	820	479	480
Customers write-off	9	4,472	-	-
Supplies obsolescence	9	283	542	405
Valued Added Tax (VAT) write-off	9	55	212	1,201
Discount of assets	10	1,664	(1,481)	1,449
Working capital adjustments
(Increase) Decrease in trade and other receivables		(1,396)	25,665	(19,513)
Decrease (Increase) in inventories		4,368	(64)	7,986
(Decrease) in trade payables		(8,986)	(32,783)	(6,970)
(Decrease) Increase in other payables		(8,375)	(4,665)	6,245
Net cash flows generated from operating activities		39,798	59,801	103,017
Investing activities
Purchase of property, plant and equipment, evaluation and exploration and intangible assets	11,12,13	(44,008)	(36,463)	(35,220)
Net cash flows used in investing activities		(44,008)	(36,463)	(35,220)
Financing activities
Decrease of borrowings	18	(18,236)	(13,110)	(26,167)
Increase of borrowings	18	15,241	19,628	18,137
Dividends paid	22	(21,193)	(25,633)	(36,719)
Net cash flows used in financing activities		(24,188)	(19,115)	(44,749)
Net (decrease) increase in cash and cash equivalents during the year		(28,398)	4,223	23,048
Cash and cash equivalents at beginning of year		38,711	34,488	11,440
Cash and cash equivalents at end of year	16	10,313	38,711	34,488

The accompanying notes are an integral part of these financial statements.

Minera Santa Cruz S.A.

Statement of changes in equity

For the years ended 31 December 2018, 2017 and 2016

	Notes	Equity share capital US$000	Legal reserve US$000	Other reserves US$000	Currency translation adjustment US$000	Total other reserves US$000	Retained earnings US$000	Total equity US$000
Balance at 1 January 2016		110,132	11,915	137,229	2,685	151,829	(80,905)	181,056
Dividends	22	-	-	(34,660)	-	(34,660)	-	(34,660)
Legal reserve		-	598	-	-	598	(598)	-
Other reserves		-	-	11,372	-	11,372	(11,372)	-
Profit for the year		-	-	-	-	-	35,262	35,262
Balance at 31 December 2016		110,132	12,513	113,941	2,685	129,139	(57,613)	181,658
Dividends	22	-	-	(25,633)	-	(25,633)	-	(25,633)
Legal reserve		-	-	-	-	-	-	-
Other reserves		-	-	56,726	-	56,726	(56,726)	-
Profit for the year		-	-	-	-	-	23,592	23,592
Balance at 31 December 2017		110,132	12,513	145,034	2,685	160,232	(90,747)	179,617
Dividends	22	-	-	(26,610)	-	(26,610)	-	(26,610)
Legal reserve		-	-	-	-	-	-	-
Other reserves		-	-	30,074	-	30,074	(30,074)	-
Loss for the year		-	-	-	-	-	(11,810)	(11,810)
Balance at 31 December 2018		110,132	12,513	148,498	2,685	163,696	(132,631)	141,197

The accompanying notes are an integral part of these financial statements.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2018, 2017 and 2016

1. Company information

Minera Santa Cruz S.A. (the “Company” or “MSC”) was incorporated in 2001. The Company is a limited company incorporated and domiciled in Sargento Cabral 124, Comodoro Rivadavia, Chubut, Argentina.

The Company’s principal business is the mining, processing and sale of silver and gold.  Information on the parent is presented in Note 23.

For management purposes, the Company is organized into one business unit; therefore, there is only one reporting segment according to IFRS 8, ‘Operating Segments’.

The financial statements of Minera Santa Cruz S.A. for the years ended 31 December 2018, 2017 and 2016 were authorized for issue in accordance with a resolution of the directors on 19 June 2019.

2. Basis of preparation and significant accounting policies

2.A Basis of preparation

2.A.1 Overview

The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

The basis of preparation and accounting policies used in preparing the financial statements as of 31 December 2018,  2017 and 2016 and for the years then ended are set out below. The financial statements have been prepared on a historical cost basis, except for derivative financial instruments which have been measured at fair value.

The financial statements are presented in US dollars and all values are rounded to the nearest thousand (US$ thousand), except where otherwise indicated.

2.A.2 Foreign currencies

The Company’s financial information is presented in US dollars, which is the Company’s functional currency. The functional currency for the Company is determined by the currency of the primary economic environment in which it operates.

Transactions denominated in currencies other than the functional currency of the entity are recorded in the functional currency using the exchange rate prevailing at the date of the transaction.

Monetary assets and liabilities denominated in foreign currencies are remeasured at the exchange rate prevailing at the statement of financial position date. Exchange gains and losses on settlement of foreign currency transactions which are translated at the rate prevailing at the date of the transactions, or on the translation of monetary assets and liabilities which are translated at period-end exchange rates, are recorded in the income statement.

Non-monetary assets and liabilities denominated in foreign currencies that are stated at historical cost are translated to the functional currency at the foreign exchange rate prevailing at the date of the transaction. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined.

2.B Significant accounting judgments, estimates and assumptions

The preparation of the Company´s financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures, and the disclosure of contingent liabilities. Estimates and assumptions are continually evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods.  The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below. The Company based its assumptions and estimates on parameters available when the financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising beyond the control of the Company. Such changes are reflected in the assumptions when they occur.  Significant areas of estimation uncertainty and critical judgments made by management in preparing the financial statements include:

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2018, 2017 and 2016

Significant estimates:

•	Determination of useful lives of assets for depreciation and amortization purposes – Note 2.E (c), (d) and (f).

Estimates are required to be made by management as to the useful lives of assets. For depreciation calculated under the units-of-production method, estimated recoverable reserves and resources are used in determining the depreciation and/or amortization of mine-specific assets. This results in a depreciation/amortization charge proportional to the depletion of the anticipated remaining life of-mine production. Each item’s life, which is assessed annually, has regard to both its physical life limitations and to present assessments of economically recoverable reserves of the mine property at which the asset is located. These calculations require the use of estimates and assumptions, including the amount of recoverable reserves. Changes are accounted for prospectively.

•	Determination of ore reserves and resources – Note 2.E (e).

There are numerous uncertainties inherent in estimating ore reserves. Assumptions that are valid at the time of estimation may change significantly when new information becomes available. Changes in the forecast prices of commodities, exchange rates, production costs or recovery rates may change the economic status of reserves and may result in a significant change in reserves.

•	Review of asset carrying values and impairment charges – Notes 2.E (c), (d), (f) and Notes 11, 12 and 13.

The company assesses, at each reporting date, whether there is an indication that an asset or cash-generating unit (‘CGU’) may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the company estimates the asset’s or CGU’s recoverable amount. The recoverable amount is the higher of an asset’s or CGU’s fair value less costs of disposal (‘FVLCD’) and its value in use.

The assessment of asset carrying values requires the use of estimates and assumptions such as long-term commodity prices, discount rates, future capital requirements, exploration potential and operating performance. Changes in these assumptions will affect the recoverable amount of the property, plant and equipment and evaluation and exploration assets and intangibles assets.

•	Estimation of the amount and timing of mine closure costs – Note 2.E (l)

The Company assesses its mine closure cost provision annually. Significant estimates and assumptions are made in determining the provision for mine closure cost as there are numerous factors that will affect the ultimate liability payable. These factors include estimates of the extent and costs of rehabilitation activities, technological changes, regulatory changes, cost increases, mine life and changes in discount rates. Those uncertainties may result in future actual expenditures differing from the amounts currently provided. The provision at the balance sheet date represents management’s best estimate of the present value of the future closure costs required. Changes to estimated future costs are recognized in the balance sheet by adjusting the mine closure cost liability and the related asset originally recognized.

Judgements:

•	Determination of functional currency.

The determination of functional currency requires management judgement, particularly where there may be several currencies in which transactions are undertaken and which impact the economic environment in which the entity operates.

•	Income tax – Notes 2.E (b), 21 and 25.

Judgement is required in determining whether deferred tax assets are recognized on the balance sheet. Deferred tax is provided using the balance sheet method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date. Deferred tax assets, including those arising from unutilized tax losses require management to assess the likelihood that the Company will generate taxable earnings in future periods, in order to utilize recognized deferred tax assets. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Company to realize the net deferred tax assets recorded at the balance sheet date could be impacted.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2018, 2017 and 2016

•	Recognition of evaluation and exploration assets and transfer to development costs – Note 2.E (d).

The application of the Company´s accounting policy for E&E expenditure requires judgement to determine whether future economic benefits are likely from either future exploitation or sale, or whether activities have not reached a stage that permits a reasonable assessment of the existence of reserves.

In addition to applying judgement to determine whether future economic benefits are likely to arise from the Company E&E assets of reserves, the Company has to apply a number of estimates and assumptions. The determination of a resource is itself and estimation process that involves varying degrees of uncertainty depending on how the resources are classified (i.e., measured, indicated or inferred). The estimates directly impact when the Company defers E&E expenditure.

2.C Changes in accounting policies and disclosures

The accounting policies adopted in the preparation of the financial statements are consistent with those applied in the preparation of the financial statement for the year ended 31 December 2017. Amendments to standards and interpretations which came into force during the year did not have a significant impact on the Group's financial statements and are as follows:

•	IFRS 15 Revenue from Contracts with Customers, applicable for annual periods beginning on or after 1 January 2018.

The IASB issued a new standard for the recognition of revenue arising from contracts with customers. The new revenue standard supersedes all current revenue recognition requirements under IFRS.

The new standard is based on the principle that revenue is recognised when control of a good or service transfers to a customer. The Company evaluated recognition and measurement of revenue based on the five-step model in IFRS 15 and has not identified significant financial impacts, hence no adjustments were recorded derived from the adoption of IFRS 15 other than certain reclassifications as explained below.

The Company adopted the new standard from 1 January 2018 applying the simplified transition method and full retrospective approach. Certain disclosures changed as a result of the requirements of IFRS 15.

The key issues identified, and the Company’s views and perspective are set below.

-

Embedded derivatives arising from the sales: Some of the Company’s sales of gold and silver contain provisional pricing features which were considered to be embedded derivatives recorded within sales. The fair value is based on the most recent determined estimate of metal content and the estimated forward price that the entity expects to receive at the end of the quotational period stipulated in the contract. The revaluation of provisionally priced contracts is recorded as an adjustment to revenue.  IFRS 15 does not change the assessment of the provisional price adjustment.

-

Impact of shipping terms: the Company sells a portion of its production on cost, insurance, and freight (‘CIF’) Incoterms and therefore the Company is responsible for shipping services after the date at which control of the gold and silver passes to the customer. Under IAS 18, these shipping services were not considered to be part of the revenue transaction and thus the Company disclosed them as selling expenses. However, under IFRS 15 the Company reclassified the portion of those selling expenses relating to transport of gold and silver from the Company’s production plants to the ports and to the customers, and reclassify those costs to cost of sales.  The Company assessed the amount of costs related to shipping services which are considered a separate performance obligation under IFRS 15 and therefore, a portion of the revenue currently recognised when the title has passed to the customer should have been deferred and recognised as the shipping services are subsequently provided. Such costs were not significant at December 31, 2018.

•	IFRS 9 Financial Instruments, applicable for annual periods beginning on or after 1 January 2018.

IFRS 9 Financial Instruments addresses the classification, measurement and derecognition of financial assets and financial liabilities, introduces new rules for hedge accounting and a new impairment model for financial assets.

The main impacts of the new guidance on the classification and measurement of its financial instruments are as follows:

-

Classification and measurement of the embedded derivatives arising from sales: The financial assets and liabilities arising from the revaluation provisional priced contracts were disclosed separately in the balance sheet as part of “other financial assets/liabilities”.  Under IFRS 9, the embedded derivative is no longer separated from the host contract and therefore the revaluation of provisionally priced contracts is disclosed within the receivable of the host contract in “trade and other receivables”.

-

Impairment: The new impairment model requires the recognition of impairment provisions based on expected credit losses (ECL) rather than only incurred credit losses as is the case under IAS 39.  The Company applies the simplified approach and records

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2018, 2017 and 2016

lifetime expected losses on all trade receivables. However, given the short term nature of the Company´s receivables, there is not a significant impact in the financial statements.
-	Disclosures: The standard introduces expanded disclosure requirements and changes in presentation included in these report.

The Company also assessed other changes introduced by IFRS 9 that have no impacts in the financial statements as explained below:

-

There is no impact on the accounting for financial liabilities, as the new requirements of IFRS 9 only affect the accounting for financial liabilities that are designated at fair value through profit or loss and the Company does not have any such liabilities.

-	The Company does not currently apply hedge accounting and therefore there are no impacts in the financial statements.
-	No impacts occurred in relation to derecognition of financial instruments as the same rules have been transferred from IAS 39 Financial Instruments: Recognition and Measurement.

•	IFRS 2 Classification and Measurement of Share-based Payment Transactions - Amendments to IFRS 2, applicable for annual periods beginning on or after 1 January 2018.

The amendments are related to the classification and measurement of share-based payment transactions and it does not require to restate prior periods. The adoption of these amendments does not have a significant impact on the Company´s financial position or performance.

2.D Standards, interpretations and amendments to existing standards that are not yet effective

Certain new standards, amendments and interpretations to existing standards have been published and are mandatory for the accounting periods beginning on or after 1 January 2019 or later periods but which the Company has not previously adopted. Those that are applicable to the Company are as follows:

•	IFRS 16 Leases, applicable for annual periods beginning on or after 1 January 2019.

   IFRS 16 was issued in January 2016 and it replaces IAS 17 Leases, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases-Incentives and SIC-27 Evaluating the Substance  of Transactions Involving the Legal Form of a Lease. IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to account for all leases under a single on-balance sheet model similar to the accounting for finance leases under IAS 17.

  The standard includes two recognition exemptions for lessees: leases of ‘low-value’ assets (e.g., personal computers); and short-term leases (i.e., leases with a lease term of 12 months or less). At the commencement date of a lease, a lessee will recognise a liability to make lease payments (i.e., the lease liability) and an asset representing the right to use the underlying asset during the lease term (i.e., the right-of-use asset). Lessees will be required to separately recognise the interest expense on the lease liability and the depreciation expense on the right-of-use asset.

  Lessees will be also required to remeasure the lease liability upon the occurrence of certain events (e.g., a change in the lease term, a change in future lease payments resulting from a change in an index or rate used to determine those payments). The lessee will generally recognise the amount of the remeasurement of the lease liability as an adjustment to the right-of-use asset.

  Lessor accounting under IFRS 16 is substantially unchanged from today’s accounting under IAS 17. Lessors will continue to classify all leases using the same classification principle as in IAS 17 and distinguish between two types of leases: operating and finance leases.

    IFRS 16 also requires lessees and lessors to make more extensive disclosures than under IAS 17.

  IFRS 16 is effective for annual periods beginning on or after 1 January 2019. Early application is permitted, but not before an entity applies IFRS 15. A lessee can choose to apply the standard using either a full retrospective or a modified retrospective approach.

  The standard’s transition provisions permit certain reliefs. The Company plans to adopt IFRS 16 using the modified retrospective approach, which means it will apply the standard from  1 January 2019, the cumulative impact of adoption will be recognised as at 1 January 2019 and comparatives will not be restated. The Company will elect to use the exemptions proposed by the standard on lease contracts for which the lease terms ends within 12 months as of the date of initial application, and lease contracts for which the underlying asset is of low-value. The Company has leases of certain office equipment (i.e., personal computers, printing and photocopying machines) that are considered of low-value.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2018, 2017 and 2016

  The Company has concluded its implementation project, focusing on a review of contracts, aggregation of data to support the evaluation of the accounting impacts of applying the new standard and assessment of the need for changes to systems and processes and concluded that no significant impact is expected.

•	IFRIC 23 Uncertainty over income tax treatments, applicable for annual periods beginning on or after 1 January 2019.

IFRIC 23 clarifies the accounting for uncertainties in income taxes. This interpretation is to be applied to the determination of taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates, when there is uncertainty over income tax treatments under IAS 12. The Interpretation specifically addresses the following:

•	Whether an entity considers uncertain tax treatments separately;
•	The assumptions an entity makes about the examination of tax treatments by taxation authorities;
•	How an entity determines taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates; and
•	How an entity considers changes in facts and circumstances.

The interpretation is effective for annual reporting periods beginning on or after 1 January 2019, but certain transition reliefs are available. The Company will apply interpretation from its effective date.

The Company is analysing the effect of the standards and plans to adopt the new standards on the required effective date.

2.E Summary of significant accounting policies

a) Revenue recognition

The Company is involved in the production and sale of gold and silver from doré and concentrate containing both gold and silver. Concentrate and doré bars are sold directly to customers. (See 2.C.1 above).

Doré Sale

For gold and silver Doré, there are sales under Deliver at Place (DAP) and Carriage and Insurance Paid To  (CIP) Incoterms. Revenue is recognized at a point in time when control passes to the customer.

Concentrate Sale

For gold and silver Concentrate, there are sales under Cost, Insurance and Freight (CIF) or Carriage and Insurance Paid To  (CIP) Incoterms. Revenue is recognized at a point in time when the control passes to the customer.

The concentrate sale allow for price adjustments based on the market price at the end of the relevant quarter period stipulated in the contract. These are referred to as provisional pricing arrangements and are such that the selling price for concentrate is based on prevailing spot prices on a specified future date after shipment to the customer.

For these provisional pricing arrangements are measured at fair value through profit or loss from initial recognition and until the date of settlement.

Freight/shipping services

A proportion of certain Company´s sales are sold under CIP or CIF Incoterms, whereby the Company is responsible for providing freight/shipping services. The Company, therefore, has separate performance obligations for freight/shipping services which are provided solely to facilitate sale of the commodities it produces.

Other incoterm commonly used by the Company is DAP, where the only performance obligations are the provision of the product at the point where control passes.

b) Income tax

Income tax for the year comprises current and deferred tax. Income tax is recognized in the income statement except to the extent that it relates to items charged or credited directly to equity, in which case it is recognized in equity.

Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted at the statement of financial position date, and any adjustment to tax payable in respect of previous years.

Deferred tax is provided using the balance sheet method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled based on the tax rates (and tax laws) that have been enacted or substantively enacted at the statement of financial position date.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2018, 2017 and 2016

A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

On December 29, 2017, the Argentine National Executive (“PEN”) promulgated and put into effect through Decree 1112/2017a tax reform enacted in the National Congress through Law No. 27,430 (the “Tax Reform”). Among other issues, this reform establishes a gradual reduction of the applicable rate for the calculation of income tax, being 30% and 25% for fiscal periods beginning on January 2018 and January 2019 and January, 2020 onwards, respectively.

Since these regulations were published in the Official Gazette and are in full force, for the calculation of deferred assets and liabilities, the Company made an estimate of the reversal of the deferred items and the tax rates expected to be of application in the period in which the asset is realized or the liability is cancelled.

c) Property, plant and equipment

Property, plant and equipment is stated at cost less accumulated depreciation and impairment losses. Cost comprises its purchase price and directly attributable costs of acquisition or construction required to bring the asset to the condition necessary for the asset to be capable of operating in the manner intended by management. Economical and physical conditions of assets have not changed substantially over this period.

The depreciated book value of each item of property, plant and equipment is depreciated over its useful life. Each item’s estimated useful life has been assessed with regard to both its own physical life limitations and the present assessment of economically recoverable reserves and resources of the mine property at which the item is located. Estimates of remaining useful lives are made on a regular basis for all mine buildings, machinery and equipment, with annual reassessments for major items. Depreciation is charged to cost of production on a units of production (“UOP”) basis for mine buildings and installations and plant and equipment used in the mining production process, or charged directly to the income statement over the estimated useful life of the individual asset on a straight-line basis when not related to the mining production process. Changes in estimates, which mainly affect units of production calculations, are accounted for prospectively. Depreciation commences when assets are available for use. Land is not depreciated.

An asset’s carrying amount is written-down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized within other income/expenses, in the income statement.

The expected useful lives under the straight-line method are as follows:

Years
Buildings	3 to end of mine life
Plant and equipment	4 to end of mine life
Vehicles	5

Borrowing costs directly attributable to the acquisition or construction of an asset that takes a substantial period of time to be ready for its intended use are capitalized as part of the cost of the asset. All other borrowing costs are expensed when incurred.

The Company capitalizes borrowing costs for those assets where construction commenced on or after 1 January 2009 and continues to expense borrowing costs related to construction projects that commenced prior to 1 January 2009. For borrowings associated with a specific asset, the actual rate on that borrowing is used. Otherwise, a weighted average cost of borrowing is used. The Company capitalizes the borrowing costs related to qualifying assets considering that the substantial period of time to be ready is six or more months.

Mining properties and development costs

Purchased mining properties are recognized as assets at their cost of acquisition. Costs associated with developments of mining properties are capitalized.

Mine development costs are, upon commencement of commercial production, depreciated using the UOP method based on the estimated economically recoverable reserves and resources to which they relate.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2018, 2017 and 2016

When a mine construction project moves into the production stage, the capitalization of certain mine construction costs ceases and costs are either regarded as part of the cost of inventory or expensed, except for costs which qualify for capitalization relating to mining asset additions or improvements, underground mine development or mineable reserve development.

Construction in progress and capital advances

Assets in the course of construction are capitalized as a separate component of property, plant and equipment. On completion, the cost of construction is transferred to the appropriate category. Construction in progress is not depreciated.

Subsequent expenditure

Expenditure incurred to replace a component of an item of property, plant and equipment is capitalized separately with the carrying amount of the component being written-off. Other subsequent expenditure is capitalized if future economic benefits will arise from the expenditure. All other expenditure including repairs and maintenance expenditures are recognized in the income statement as incurred.

d) Evaluation and exploration assets

Evaluation and exploration expenses are capitalized when the future economic benefit of the project can reasonably be regarded as assured.

Exploration and evaluation costs are capitalized as assets from the date that the Board authorizes management to conduct a feasibility study.

Expenditure is transferred to mine development costs once the work completed to date supports the future development of the property and such development receives appropriate approval.

Identification of resources – Costs incurred in converting inferred resources to indicated and measured resources (of which reserves are a component) are capitalized as incurred. Costs incurred in identifying inferred resources are expensed as incurred.

e) Determination of ore reserves and resources

The Company estimates its ore reserves and mineral resources based on information compiled by internal competent persons. Reports to support these estimates are prepared each year. It is the Company’s policy to have the report audited by a Qualified Person.

Reserves and resources are used in the UOP calculation for depreciation as well as the determination of the timing of mine closure cost and impairment analysis.

f) Intangible assets

Right to use energy of transmission line

Transmission line costs represent the investment made by the Company during the period of its use. This is an asset with a finite useful life equal to that of the mine to which it relates and that is amortized applying the UOP method for the mine.

Other intangible assets

Other intangible assets are primarily computer software, which are capitalized at cost and are amortized on a straight-line basis over their useful life of three years.

g) Impairment of non-financial assets

The carrying amounts of property, plant and equipment and evaluation and exploration assets are reviewed for impairment if events or changes in circumstances indicate that the carrying value may not be recoverable. If there are indicators of impairment, an exercise is undertaken to determine whether the carrying values are in excess of their recoverable amount. Such review is undertaken on an asset by asset basis, except where such assets do not generate cash flows independent of other assets, and then the review is undertaken at the cash-generating unit level.

The assessment requires the use of estimates and assumptions such as long-term commodity prices, discount rates, future capital requirements, exploration potential and operating performance. Changes in these assumptions will affect the recoverable amount of the property, plant and equipment.

If the carrying amount of an asset or its cash-generating unit exceeds the recoverable amount, a provision is recorded to reflect the asset at the lower amount. Impairment losses are recognized in the income statement.

Calculation of recoverable amount

The recoverable amount of assets is the greater of their value in use and fair value less costs to sell. Fair value is based on an estimate of the amount that the Company may obtain in a sale transaction on an arm’s length basis. In assessing value in use, the estimated

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2018, 2017 and 2016

future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate cash inflows largely independent of those from other assets, the recoverable amount is determined for the CGU to which the asset belongs. The Company’s CGU is the smallest identifiable groups of assets that generate cash inflows that are largely independent of the cash inflows from other assets or groups of assets. The Company considers the mine site as a CGU.

Reversal of impairment

An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

h) Inventories

Inventories are valued at the lower of cost or net realizable value. Cost is determined using the weighted average method. The cost of work in progress and finished goods (ore inventories) is based on the cost of production.

For this purpose, the costs of production include:

•	costs, materials and contractor expenses which are directly attributable to the extraction and processing of ore;
•	depreciation of property, plant and equipment used in the extraction and processing of ore; and
•	related production overheads (based on normal operating capacity).

Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.

i) Financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

-  Initial recognition and measurement

Financial assets and liabilities are recognized when the Company becomes party to the contracts that give rise to them and are classified as loans or borrowings, receivables, payables or as derivatives designated as hedging instruments in an effective hedge, as appropriate. The Company determines the classification of its financial assets and liabilities at initial recognition and, where allowed and appropriate, re-evaluates this designation at each financial year-end. When financial assets and liabilities are recognized initially, they are measured at fair value, being the transaction price plus, in the case of financial assets not at fair value through profit or loss, directly attributable transaction costs.

Financial assets

- Subsequent measurement

- Financial assets at fair value through profit or loss

The Company considers whether a contract contains an embedded derivative when the entity first becomes a party to it. The embedded derivatives are no longer separated from the host and therefore the revaluation of provisionally priced contracts is disclosed within the receivable of the host contract in “trade and other receivables”. Reassessment only occurs if there is a change in the terms of the contract that significantly modifies the cash flows that would otherwise be required.

- Derecognition

A financial asset (or, where applicable, a part of a financial asset or part of a Company of similar financial assets) is primarily derecognised (i.e., removed from the Company’s consolidated statement of financial position) when:

• The rights to receive cash flows from the asset have expired, or

• The Company has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either (a) the Company has transferred substantially all the risks and rewards of the asset, or (b) the Company has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Company has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the Company continues to recognise the

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2018, 2017 and 2016

transferred asset to the extent of its continuing involvement. In that case, the Company also recognises an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Company has retained.

- Impairment of financial assets

The Company assesses at each statement of financial position date whether a financial asset or group of financial assets is impaired.

Financial liabilities

- Subsequent measurement

The measurement of financial liabilities depends on their classification, as described below:

- Loans and borrowings

Borrowings are recognized initially at fair value. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost using the effective interest rate (EIR) method.

Gains and losses are recognised in profit or loss when the liabilities are derecognised as well as through the EIR amortisation process.

Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortisation is included as finance costs in the statement of profit or loss.

- Derecognition

A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognised in the statement of profit or loss.

j) Offsetting of financial instruments

Financial assets and financial liabilities are offset with the net amount reported in the statement of financial position only if there is a current enforceable legal right to offset the recognized amounts and intent to settle on a net basis, or to realize the assets and settle the liabilities simultaneously.

k) Fair value measurement

The Company measures financial instruments classified as FVTPL, at fair value at each balance sheet date.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

•	In the principal market for the asset or liability, or
•	In the absence of a principal market, in the most advantageous market for the asset or liability

The principal or the most advantageous market must be accessible by the Company.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

A fair value measurement of a non-financial asset takes into account a market participant's ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•	Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2018, 2017 and 2016

•	Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable
•	Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

For assets and liabilities that are recognized in the financial statements on a recurring basis, the Company determines whether transfers have occurred between Levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

The Company determines the policies and procedures for both recurring fair value measurement and for non-recurring measurement.

At each reporting date, the Company analyses the movements in the values of assets and liabilities which are required to be re-measured or re-assessed as per the Company’s accounting policies. For this analysis, the Company verifies the major inputs applied in the latest valuation by agreeing the information in the valuation computation to contracts and other relevant documents.

For the purpose of fair value disclosures, the Company has determined classes of assets and liabilities on the basis of the nature, characteristics and risks of the asset or liability and the level of the fair value hierarchy as explained above.

l) Provisions

Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. If the effect of the time value of money is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

Mine closure costs

The Company makes full provision for the future cost of rehabilitating mine site and related production facilities on a discounted basis at the time of developing the mine and installing and using those facilities.

The rehabilitation provision represents the present value of rehabilitation costs relating to mine site, which are expected to be incurred up to 2026, which is when the producing mine properties are expected to cease operation. This provision has been created based on the Company´s internal estimates. Assumptions based on the current economic environment have been made, which management believes are a reasonable basis of upon which to estimate the future liability. This estimate is reviewed regularly to take into account any material changes to the assumptions. However, actual rehabilitation cost will ultimately depend upon future market prices for the necessary rehabilitation works required that will reflect market conditions at the relevant time. Furthermore, the timing of rehabilitation is likely to depend on when the mine ceases to produce at economically viable rates. This, in turn, will depend upon future gold and silver prices, which are inherently uncertain.

The discount rate used in the calculation of the provision as at 31 December 2018 equaled 0.6% (2017: 0.35%).

Other

Other provisions are accounted for when the Company has a legal or constructive obligation for which it is probable there will be an outflow of resources for which the amount can be reliably estimated.

m) Share-based payments

Cash-settled transactions

The fair value of cash-settled share plans is recognized as a liability over the vesting period of the awards. Movements in that liability between accounting dates are recognized as an expense. The fair value of the awards is taken to be the market value of the shares at the date of award adjusted by a factor for anticipated relative Total Shareholder Return (“TSR”) performance. Fair values are subsequently remeasured at each accounting date to reflect the number of awards expected to vest based on the current and anticipated TSR performance.

Uncertainties in estimating the award include potential changes in the TSR, the number of participants in the plan, and levels of interest rates.

n) Finance income and costs

Finance income and costs mainly include interest expense on borrowings, the accumulation of interest on provisions, interest income on funds invested.

Interest income is recognized as it accrues, taking into account the effective yield on the asset.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2018, 2017 and 2016

o) Dividend distribution

Dividend distribution to the Company’s shareholders is recognized as a liability in the Company’s financial statements in the period in which the dividends are approved by the Company’s shareholders.

p) Cash and cash equivalents

Cash and cash equivalents are carried in the statement of financial position at cost. For the purposes of the statement of financial position, cash and cash equivalents include cash on hand and deposits held with banks that are readily convertible into known amounts of cash and which are subject to insignificant risk of changes in value. Liquidity funds are classified as cash equivalents if the amount of cash that will be received is known at the time of the initial investment and the risk of changes in value is considered insignificant.

3. Revenue

	Year ended 31 December
	2018 US$000	2017 US$000	2016 US$000
Doré bars
Gold	57,033	60,540	56,525
Silver	44,704	52,459	55,511
Freight/shipping services	1,333	1,384	2,799
Concentrate
Gold	59,085	62,001	62,894
Silver	40,926	48,406	55,237
Freight/shipping services	2,284	2,303	2,994
Total	205,365	227,093	235,960

All revenue from doré bars and concentrate is recognized at a point in time when control transfers and revenue from freight is recognized over time as services are provided. (refer to note 2.C)

Included within revenue is a gain of US$1,543 relating to provisional pricing adjustments  (2017:  gain of US$1,272, 2016: loss of US$73)  arising on sales of concentrates and doré (refer to note 2.C).

4. Cost of sales

	Year ended 31 December
	2018 US$000	2017 US$000	2016 US$000
Depreciation and amortization	50,993	47,224	51,287
Personnel expenses	49,605	55,902	46,672
Mining royalty (note 26)	5,296	5,792	5,747
Supplies	33,112	33,484	31,430
Third-party services	28,630	32,301	29,888
Others	2,660	3,674	2,338
Change in products in process and finished goods	6,782	2,566	6,781
Total	177,078	180,943	174,143

5. Administrative expenses

	Year ended 31 December
	2018 US$000	2017 US$000	2016 US$000
Personnel expenses	3,469	4,421	4,059
Professional fees	556	607	560
Social and community welfare expenses(1)	184	323	327
Travel expenses	259	240	257
Communications	60	78	74
Indirect taxes	985	1,719	1,653
Depreciation and amortization	61	68	55
Supplies	85	76	45
Other	1,561	1,538	1,508
Total	7,220	9,070	8,538

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2018, 2017 and 2016

(1) Represents amounts expended by the Company on social and community welfare activities surrounding its mining units.

6. Exploration expenses

	Year ended 31 December
	2018 US$000	2017 US$000	2016 US$000
Mine site exploration(1)
Third-party services	3,654	1,947	970
Personnel expenses	792	976	572
Others	570	868	298
Total	5,016	3,791	1,840

(1) Mine-site exploration is performed with the purpose of identifying potential minerals within an existing mine-site, with the goal of maintaining or extending the mine’s life.

7. Selling expenses

	Year ended 31 December
	2018 US$000	2017 US$000	2016 US$000
Sales commissions	224	146	84
Warehouse services	1,237	1,385	1,568
Taxes	5,147	15	1,440
Other	1,389	1,444	1,467
Total	7,997	2,990	4,559

8. Personnel expenses

	Year ended 31 December
	2018 US$000	2017 US$000	2016 US$000
Salaries and wages	45,637	53,203	44,166
Other legal contributions	11,061	12,656	11,048
Statutory holiday payments	2,952	3,198	2,768
Long Term Incentive Plan	412	876	944
Termination benefits	1,739	1,463	1,391
Other	714	1,127	396
Total	62,515	72,523	60,713

Average number of employees for 2018, 2017 and 2016 were as follows:

	Year ended 31 December
	2018	2017	2016
Average number of employees	1,212	1,165	1,125
Total	1,212	1,165	1,125

9. Other income and expenses

	Year ended 31 December
	2018 US$000	2017 US$000	2016 US$000
Other income
Export refunds	1,287	1,613	17,327
Other	603	574	4,457
Total	1,890	2,187	21,784
Other expenses
VAT write-off	55	212	1,201
Customers write-off(1)	4,472	-	-
Supplies obsolescence	283	542	405
Corporate Social Responsibility	2,382	3,063	3,146
Other	894	903	2,581
Total	8,086	4,720	7,333

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2018, 2017 and 2016

(1) Corresponds to Republic Metal Corporation, one of our former customers, which is under the USC Chapter 11 process since November, 2018.

10. Finance income and costs

	Year ended 31 December
	2018 US$000	2017 US$000	2016 US$000
Finance income
Interest on deposits and liquidity funds	389	290	63
Unwinding of discount rate	-	1,481	-
Other	1,382	47	1,050
Total	1,771	1,818	1,113
Finance costs
Interest on bank loans (note 18)	241	128	782
Interest expense	40	1,393	17
Unwinding ARO	121	107	1,449
Loss from changes in the fair value of financial assets	3	(3)	10
Unwinding of discount rate	1,664	-	-
Other	543	681	296
Total	2,612	2,306	2,554

11. Property, plant and equipment

	Mining properties and development costs US$000	Land and buildings US$000	Plant and equipment US$000	Vehicles US$000		Mine closure asset US$000	Construction in progress and capital advances US$000	Total US$000
Year ended 31 December 2018
Cost
Balance at 1 January 2018	342,879	150,238	98,042	4,440		21,446	5,997	623,042
Additions	21,626	-	7,279	-		-	14,702	43,607
Change in discount rate	-	-	-	-		(480)	-	(480)
Disposals	-	-	(480)	(296)		-	(21)	(797)
Transfers and other movements	-	9,347	7,134	396		-	(16,880)	(3)
Transfers from evaluation and exploration assets	2,523	-	-	-		-	-	2,523
Balance at 31 December 2018	367,028	159,585	111,975	4,540		20,966	3,798	667,892
Accumulated depreciation and impairment(2)
Balance at 1 January 2018	298,740	82,429	63,189	3,079		10,866	22	458,325
Depreciation for the year(1)	33,777	11,362	5,298	422		1,476	-	52,335
Disposals	-	-	(293)	(270)		-	-	(563)
Transfers from evaluation and exploration assets	200	-	-		-	-	-	200
Balance at 31 December 2018	332,717	93,791	68,194	3,231		12,342	22	510,297
Net book amount at 31 December 2018	34,311	65,794	43,781	1,309		8,624	3,776	157,595

(1)	The depreciation for the year is included in cost of sales and administrative expenses in the income statement, the remaining amount is capitalized.
(2)	Includes an impairment charge of $38,914 accrued in previous years, as determined using the fair value less cost to dispose (“FVLCD”) methodology.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2018, 2017 and 2016

	Mining properties and development costs US$000	Land and buildings US$000	Plant and equipment US$000	Vehicles US$000	Mine closure asset US$000	Construction in progress and capital advances US$000	Total US$000
Year ended 31 December 2017
Cost
Balance at 1 January 2017	318,082	143,703	93,968	4,161	21,181	6,190	587,285
Additions	22,906	-	4,213	29	-	7,629	34,777
Change in discount rate	-	-	-	-	319	-	319
Disposals	-	(150)	(854)	(172)	-	-	(1,176)
Change in mine closure estimate	-	-	-	-	(54)	-	(54)
Transfers and other movements	-	6,685	715	422	-	(7,822)	-
Transfers from evaluation and exploration assets	1,891	-	-	-	-	-	1,891
Balance at 31 December 2017	342,879	150,238	98,042	4,440	21,446	5,997	623,042
Accumulated depreciation and impairment(2)
Balance at 1 January 2017	268,143	72,188	58,044	2,978	9,399	42	410,794
Depreciation for the year (1)	30,433	10,338	5,865	256	1,467	(20)	48,339
Disposals	-	(97)	(720)	(155)	-	-	(972)
Transfers from evaluation and exploration assets	164	-	-	-	-	-	164
Balance at 31 December 2017	298,740	82,429	63,189	3,079	10,866	22	458,325
Net book amount at 31 December 2017	44,139	67,809	34,853	1,361	10,580	5,975	164,717

(1)    The depreciation for the year is included in cost of sales and administrative expenses in the income statement, the remaining amount is capitalized.

(2)    Includes an impairment charge of $38,914 accrued in previous years, as determined using the fair value less cost to dispose (“FVLCD”) methodology.

12. Evaluation and exploration assets

Total US$000
Cost
Balance at 1 January 2017	9,789
Additions	1,407
Transfers to property, plant and equipment	(1,891)
Balance at 31 December 2017	9,305
Additions	868
Transfers to property plant and equipment	(2,523)
Balance at 31 December 2018	7,650
Accumulated impairment
Balance at 1 January 2017	969
Transfers to property, plant and equipment	(164)
Balance at 31 December 2017	805
Transfers to property, plant and equipment	(200)
Balance at 31 December 2018	605
Net book value as at 31 December 2017	8,500
Net book value as at 31 December 2018	7,045

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2018, 2017 and 2016

13. Intangible assets

	Transmission line(1) US$000	Software licenses US$000	Total US$000
Cost
Balance at 1 January 2017	22,157	1,274	23,431
Additions	-	14	14
Transfer	-	1	1
Balance at 31 December 2017	22,157	1,289	23,446
Additions	-	13	13
Transfer	-	3	3
Balance at 31 December 2018	22,157	1,305	23,462
Accumulated amortization
Balance at 1 January 2017	13,243	788	14,031
Amortization for the year(2)	1,089	158	1,247
Balance at 31 December 2017	14,332	946	15,278
Amortization for the year(2)	1,133	210	1,343
Balance at 31 December 2018	15,465	1,156	16,621
Net book value as at 31 December 2017	7,825	343	8,168
Net book value as at 31 December 2018	6,692	149	6,841

(1)	The transmission line is amortized using the units of production method.
(2)	The amortization for the period is included in cost of sales and administrative expenses in the income statement.

14. Trade and other receivables

	As at 31 December
	2018		2017
	Non-current US$000	Current US$000	Non-current US$000	Current US$000
Trade receivables (note 29.c subject to provisional pricing)	-	20,050	-	22,610
Advances to suppliers	-	395	-	270
Credit due from exports	1,546	1,788	1,570	2,681
Receivables from related parties (note 23.a)	-	34	-	69
Loans to employees	-	118	-	250
Export duties paid in excess	436	-	1,441	-
Other	40	1,569	167	569
Prepaid expenses	-	1,498	-	1,274
VAT(1)	81	11,381	292	12,538
Total	2,103	36,833	3,470	40,261

(1)	The VAT is valued at its recoverable amount.

The fair values of trade and other receivables approximate their book value.

15. Inventories

	US$000
	As at 31 December
	2018 US$000	2017 US$000
Finished goods	1,543	3,011
Products in process	2,909	5,686
Supplies and spare parts	21,004	21,127
Provision for obsolescence of supplies	(5,287)	(5,004)
Total	20,169	24,820

Finished goods include doré and concentrate. Doré is an alloy containing a variable mixture of silver, gold and minor impurities delivered in bar form to refiners. Concentrate is a product containing sulphides with a variable content of base and precious metals and is sold to smelters.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2018, 2017 and 2016

The amount of expense recognized in profit and loss related to the consumption of inventory of supplies, spare parts and  raw materials is US$36,749  (2017: US$36,908, 2016: US$35,521).

Movements in the provision for obsolescence comprise an increase in the provision of US$283  (2017: US$542, 2016: US$405).

16. Cash and cash equivalents

	As at 31 December
	2018 US$000	2017 US$000
Cash at bank	10,313	16,299
Current demand deposit accounts(1)	-	22,412
Cash and cash equivalents considered for the statement of cash flows	10,313	38,711

(1)Relates to bank accounts which are freely available and bear interest.

The fair value of cash and cash equivalents approximates their book value.

17. Trade and other payables

	As at 31 December
	2018		2017
	Non-current US$000	Current US$000	Non-current US$000	Current US$000
Trade payables(1)	-	12,343	-	13,453
Salaries and wages payable(2)	-	12,434	-	13,552
Taxes and contributions	14	3,252	32	6,446
Dividends payable	-	4,509	-	-
Guarantee deposits	-	27	-	28
Mining royalty (note 26)	-	467	-	576
Accounts payable to related parties (note 23 a)	510	840	421	750
Other	400	410	600	758
Total	924	34,282	1,053	35,563

(1)	Trade payables relate mainly to the acquisition of materials, supplies and contractors’ services. These payables do not accrue interest and no guarantees have been granted.
(2)	Salaries and wages payable were as follows:

The fair value of trade and other payables approximate their book values.

	As at 31 December
	2018 US$000	2017 US$000
Remuneration payable	11,773	12,896
Long term incentive plan	661	656
Total	12,434	13,552

18. Borrowings

	As at 31 December
	2018		2017
	Effective interest rate	Current US$000	Effective interest rate	Current US$000
Pre-shipment loans (note 29.C)	4.64%	6,047	2.08%	9,042
Total		6,047		9,042

As part of the Company’s short-term financing policies, it acquires pre-shipment loans which are guaranteed by the sales contracts.

US$000

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2018, 2017 and 2016

	1 January 2018	In flows	Accrued	Out flows	31 December 2018
Current interest-bearing loans and borrowings	42	-	241	(236)	47
Current obligations under finance leases and hire purchase contracts	9,000	15,000	-	(18,000)	6,000
Total liabilities from financial activities	9,042	15,000	241	(18,236)	6,047

19. Provisions

		(2)
	Provision for mine closure(1) US$000	Long Term Incentive Plan(2) US$000	Other US$000	Total US$000
Balance at 1 January 2017	22,960	395	2,622	25,977
Additions	-	77	1,788	1,865
Accretion	107	-	-	107
Change in discount rate	319	-	-	319
Change in estimates(3)	(54)	-	(342)	(396)
Consumptions	(374)	-	-	(374)
Balance at 31 December 2017	22,958	472	4,068	27,498
Non-current portion	22,958	472	4,068	27,498
Balance at 1 January 2018	22,958	472	4,068	27,498
Additions/decreases	-	(388)	(1,841)	(2,229)
Accretion	121	-	-	121
Change in discount rate	(480)	-	-	(480)
Change in estimates (3)	-	-	(458)	(458)
Balance at 31 December 2018	22,599	84	1,769	24,452
Non-current portion	22,599	84	1,769	24,452

(1)The provision represents the discounted values of the estimated cost to decommission and rehabilitate the mine at the expected date of closure for the mine. The present value of the provision has been calculated using a real pre-tax annual discount rate, based on a US Treasury bond of an appropriate tenure adjusted for the impact of quantitative easing as at 31 December 2018 and 2017 respectively, and the cash flows have been adjusted to reflect the risk attached to these cash flows. Uncertainties on the timing for use of this provision include changes in the future that could impact the time of closing the mine, as new resources and reserves are discovered. The discount rate used is 0.60% and 0.35% respectively.

(2)Corresponds to the provision related to awards granted under the Long-Term Incentive Plan to designated personnel of the Company.

(3)Based on the 2018 and 2017 final external reviews of mine rehabilitation budgets.

20. Equity

Share capital

Issued share capital

The issued share capital of the Company as at 31 December 2018 and 2017 are as follows:

	Issued
Class of shares	Number	US$000
Ordinary shares	344,756,530	110,132

Cumulative translation adjustment:

The cumulative translation adjustment account is used to record exchange differences arising from the translation of the financial statements for the period in which the Company had a functional currency different than the reporting currency.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2018, 2017 and 2016

21. Income tax

The major components of income tax expense for the years ended 31 December 2018 and 2017 are:

	Year ended 31 December
	2018 US$000	2017 US$000	2016 US$000
Current income tax:
Current income tax charge	(7,659)	(14,382)	(30,868)
Adjustments in respect of current income tax of previous year	991	2	777
Deferred income tax:
Relating to origination and reversal of temporary differences	1,877	15,866	7,889
Income tax expense	(4,791)	1,486	(22,202)

A reconciliation between tax expense and the product of accounting profit multiplied by Company’s domestic tax rate for the years ended 31 December 2018 and 2017 is as follows:

	Year ended 31 December
	2018 US$000	2017 US$000	2016 US$000
Accounting (loss)/profit before income tax	(7,019)	22,106	57,464
At Company´s statutory income tax rate of 30% (2017 and 2016: 35%)	2,106	(7,737)	(20,112)
Expenses not deductible for tax purposes	(62)	(173)	(432)
Exploration expenses (double deduction)	1,399	1,813	1,710
Foreign exchange differences	(7,716)	(6,747)	(4,857)
Other	(518)	3,575	1,489
Change in tax rate	-	10,755	-
Income tax expense	(4,791)	1,486	(22,202)

Deferred tax expense

Deferred income tax relates to the following:

	Statement of financial position		Income statement
	As at 31 December 2018 US$000	As at 31 December 2017 US$000	2018 US$000	2017 US$000	2016 US$000
PP&E, explorations and evaluation assets, and intangible assets	(38,098)	(38,077)	(21)	(19,902)	(8,111)
Inventories	(1,606)	(1,554)	(52)	(1,151)	(1,946)
Other assets	765	(2,108)	2,873	3,418	(278)
Other accounts payable	-	149	(149)	218	358
Abandonment and mine rehabilitation provision	4,245	4,018	227	2,040	2,456
Other liabilities	697	1,698	(1,001)	(489)	(368)
Deferred income tax expense			1,877	(15,866)	(7,889)
Deferred income tax liabilities, net	(33,997)	(35,874)

Reflected in the statement of financial position
Deferred income tax assets	4,942	5,865
Deferred income tax liabilities	(38,939)	(41,739)
Deferred income tax liabilities net	(33,997)	(35,874)

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2018, 2017 and 2016

22. Dividends paid and proposed

	Year ended 31 December
	2018 US$000	2017 US$000	2016 US$000
Declared	-	-	-
Equity dividends:	-	-	-
Dividends for 2016	-	-	34,660
Dividends for 2017	-	25,633	-
Dividends for 2018	26,610	-	-
Dividends declared	26,610	25,633	34,660
Dividends paid	21,193	25,034	36,719

23. Related-party balances and transactions

MSC is a private company, owned by Hochschild Mining Argentina Corporation S.A. (HMAC S.A.) with a 51% interest and Minera Andes S.A. (MASA) with a 49% interest. HMAC S.A. is an indirect wholly-owned subsidiary of Hochschild Mining Plc. and MASA is an indirect wholly-owned subsidiary of McEwen Mining Inc.

(a) Related-party accounts receivable and payable

The Company had the following related-party balances and transactions during the years ended 31 December 2018 and 2017. The related parties are companies owned or controlled by the main shareholder of the parent company or shareholders.

	US$000		US$000
	Trade and other receivables		Trade and other payables
	As at 31 December 2018 US$000	As at 31 December 2017 US$000	As at 31 December 2018 US$000	As at 31 December 2017 US$000
Current related party balances
Compañía Minera Ares	34	69	507	418
MH Argentina S.A.	-	-	256	256
Hochschild Mining Plc.	-	-	587	497
Total	34	69	1,350	1,171

As at 31 December 2018 and 2017, all related parties accounts are, or were, non-interest bearing.

No security has been granted or guarantees given by the Company in respect of these related party balances.

	2018 US$000	2017 US$000	2016 US$000
Related party transactions
Intercompany services
Compañía Minera Ares	921	768	847
Other intercompany transactions
Hochschild Mining Plc	72	109	167
Dividends Declared – See note 22
Hochschild Mining Argentina Corp.	13,571	13,073	17,677
Minera Andes S.A.	13,039	12,560	16,983

(b) Compensation of key management personnel of the Company

Compensation of key management personnel (including Directors)	2018 US$000	2017 US$000
Short-term employee benefits	540	519
Long Term Incentive Plan	287	585
Total compensation paid to key management personnel	827	1,104

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2018, 2017 and 2016

24. Commitments

Capital commitments

As at 31 December 2018 and 2017, the future capital commitments are as follows:

	Year ended 31 December
	2018 US$000	2017 US$000
Capital commitments	2,564	5,739
Total	2,564	5,739

As at 31 December 2018 and 2017, capital commitments are related to projects, infrastructure and sustaining and exploration activities started during the year which will be completed during subsequent months.

25. Contingencies

As at 31 December 2018, the Company had the following contingencies:

(a) Taxation

Fiscal periods remain open to review by the tax authorities for five years in Argentina, preceding the year of review. During this time the authorities have the right to raise additional tax assessments including penalties and interest. Under certain circumstances, reviews may cover longer periods.

Because a number of fiscal periods remain open to review by the tax authorities, coupled with the complexity of the Company and the transactions undertaken by it, there remains a risk that additional tax liabilities may arise. As at 31 December 2018, the Company had exposures totaling US$1,800.

(b) Other

The Company has conducted its operations in the ordinary course of business in accordance with its understanding and interpretation, and based on advice of legal counsel, of applicable legislation in the countries in which the Company has operations. In certain specific transactions, however, the relevant authorities could have a different interpretation of those laws and regulations that could lead to contingencies or additional liabilities for the Company. Having consulted legal counsel, management believes that it has reasonable grounds to support its position.

The assessment of contingencies inherently involves exercise of significant judgment and estimates of the outcome of future events. Uncertainties in estimating the liability includes changes in the legal interpretation that the authorities could make in respect of the Company’s transactions.

In June 2005, the National Executive issued Decree No. 616/05 ("Decree 616"), which imposed modifications to the foreign currency exchange rate regime in Argentina in relation to foreign exchange inflows and outflows, among which, is a provision for the establishment of a nominative deposit in U.S. dollars, non-transferable and unpaid in an amount equal to 30% of the amount involved in the foreign exchange operation, which must be kept for 365 days in a local financial institution ("Deposit"). It is important to highlight that the deposit cannot be used as security or collateral for credit operations of any kind.

Although Decree 616 established exceptions to the constitution of the deposit, having delegated in the Central Bank of Argentina (the "Central Bank") the regulation of the decree, the Central Bank established some additional exceptions to the constitution of the deposit and regulated requirements to be met for specific exceptions to the constitution of the deposit regulated in Decree 616.

Without prejudice to the fact that the principles set out in Decree 616 are a clear restriction on the free availability of foreign exchange, precisely with the exception of companies that enjoy fiscal stability and exchange rate stability in accordance with the provisions of Decree No. 753/2004, as in the case of Minera Santa Cruz S.A.

Moreover, on 26 October 2011, Decree 1722/2011 issued by the National Executive was published, under which the Company (amongst other mining companies) was within the scope of the obligation to settle in Argentina its total foreign exchange earnings from export operations. Since the issuance of said decree the Company began to comply with the foreign exchange settlement regime with regards to their export sales, however, the aforesaid does not imply the Company abandons the possibility of challenging Decree 1722/2011 in the future.

On 16 December 2016, the resolution N° 3/2016 from Ministry of Finance has reduced to 0% (zero) the deposit settled by Article N° 4 in Decree N° 616/05.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2018, 2017 and 2016

26. Mining royalties and taxes

Royalties

In accordance with Argentinian legislation, Provinces (being the legal owners of the mineral resources) are entitled to request royalties from mine operators. For San Jose, the mining royalty was originally fixed at 1.85% of the pit-head value of the production where the final product is doré and 2.55% where the final product is mineral concentrate or precipitates. In October 2012 a new provincial law was passed, which increased the mining royalty applicable to doré and concentrate to 3% of the pit-head value. Since November 2012 the Company has been paying and expensing the increased 3%. As at 31 December 2018, the amount payable as mining royalties amounted to US$467  (2017:  US$576). The amount recorded in the income statement was US$5,296  (2017: US$5,792, 2016: US$5,747).

27. Export

Export Duties

The Company has had export duty payments since the beginning of its operation. The tax equals 5% over doré and 10% over concentrate.  Export duties related to doré and concentrate were reduced from 5% and 10%, respectively, to 0%, with the Decree No. 160/2016 and 349/2017, on 18, December 2016 and on 12, February 2017, respectively.

On 4, September 2018 the Decree No. 793/2018 has entered in force, reestablishing the export duties. The Company pays ARS3 or ARS4 for each US dollar exported, with a maximum of 12% over the FOB value.

Export Benefits

On 21, August 2018 the Decree No. 767/2018 has modified several percentages of export benefits. Since that date the Company has no export benefit for exporting silver bars, product that had have a benefit of 2.5% over FOB value.

28. Investment regime for mining activity

Law No. 24,196, as amended by Law No. 25,429 establishes a regime for mining investments applicable in all provinces in Argentina. In this regard, on October 21, 1993, the Province of Santa Cruz emulated this mining investment regime through Provincial Law No. 2,332.

Those interested in benefitting from this regime must register with the National Mining Secretary.

The main benefits for the mining companies that carry out activities within the framework of this regime are detailed below:

o

Fiscal stability for a period of thirty years from the date of submission of the Feasibility Study. Fiscal stability for all taxes, to be understood as such all direct taxes and tax contributions that have as taxpayers the companies registered in the register mentioned previously, as well as rights, duties or other import or export charges.

o	Fiscal stability shall also apply to foreign exchange regimes and tariffs, excluding exchange rate and repayments, refunds and/or repayment of charges in connection with exports.

o

Tax deduction from income tax balance, from the time of submission of the application for registration authorized by Law No. 24,196, one hundred percent of the amounts invested in exploration expenditures, mineralogical and metallurgical testing, pilot plant and other work to determine the technical and economic feasibility of the projects, subject to treatment as expenses or amortizable investment, appropriate to these in accordance with income tax law.

o	Optional accelerated depreciation regime for income tax on capital investments made towards the execution of new mining projects and expansion of existing ones.

o

In this regard, annual tax depreciation shall not exceed, in each fiscal year, the amount of taxable income generated by mining activities, prior to the transfer of the relevant amortization and, if applicable, once tax losses from prior years are computed. The non-computable surplus in a given fiscal year can be attributed to the following years, considering for each the maximum limit mentioned above. The period during which tax depreciation of assets is computed may not exceed the term of their respective useful lives. The existing residual value at the end of the year, in which the expiration of the useful life of assets occurs, may be attributed entirely to the tax balance of that fiscal year, and the above limitation is not applicable in these cases.

o

Exemption from payment of import duties and any other duty, correlative levy or statistics duty, except other remuneration duties on services, corresponding to the introduction of capital goods, special equipment or component parts of such property

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2018, 2017 and 2016

and inputs determined by the enforcement authority that are necessary for the execution of the activities covered by this scheme.

o

Recovery of tax credits arising from acquisitions and imports of goods and services for the purposes of carrying out mining activities such as prospection, exploration, mineralogical studies and applied research that after twelve (12) fiscal years counted from the year in which they were computed, make up the balance of the value added tax.

o	Deduction of the provision for mine closure and abandonment in the determination of income tax, up to an amount equal to five percent of the operating costs of extraction and processing.

Companies registered in the regime will not see an increase in their total tax burden, considered separately in each relevant jurisdiction upon the filing of said Feasibility Study at the national, provincial and municipal levels, which adhere to Law 24,196.

Due to increases in the total tax burden, the following actions, among others, are mentioned in Law No. 25,429: the creation of new taxes, an increase in the rates, fees or amounts of existing taxes, the modification of the mechanisms or procedures determining the fiscal base for taxes, the repeal of exemptions granted and the elimination of deductions allowed.

Additionally, with regards to interest payments to foreign financial institutions and entities, included in Title V of the Income Tax Law, fiscal stability also applies to the increase in the rates, fees or amounts in effect on the date of the Feasibility Study to the alteration of rates or mechanisms for determining the estimated net gain of Argentine origin, when companies operating under the regime have agreed by contract to take charge of the respective tax.

Fiscal stability does not include: changes in the value of property, when such valuation is the basis for the determination of a tax, the extension of the validity of rules passed for a certain time, which are in effect at the time fiscal stability is obtained; expiration of exemptions, exceptions or other measures adopted for a certain time, and due to the expiry of that period; contributions towards the

Single Social Security System and indirect taxes, including Value Added Tax.

These benefits (except fiscal stability), apply to mining projects of the Company as from 18 April 2002, the date on which the Secretariat of Energy and Mining of the Nation, decided to register the Company in the Register of Mining Investments (Law No. 24,196). Said registration was requested by the Company in October 2001.

On 21 November 2005 the Company submitted the Feasibility Study to the Mining Ministry, from which date it is enjoying the benefits of fiscal stability.

29. Financial risk management

The Company is exposed to a variety of risks and uncertainties which may have a financial impact on the Company and which also impact the achievement of social, economic and environmental objectives. These risks include strategic, commercial, operational, legal and financial risks and are further categorized into risk areas to facilitate consolidated risk reporting across the Company.

The Company has made significant developments in the management of the Company’s risk environment which seeks to identify and, where appropriate, implement the controls to mitigate the impact of the Company’s significant risks.

(a) Commodity price risk

Silver and gold prices have a material impact on the Company’s results of operations. Prices are significantly affected by changes in global economic conditions and related industry cycles. Generally, producers of silver and gold are unable to influence prices directly; therefore, the Company’s profitability is ensured through the control of its cost base and the efficiency of its operations.

The Company has provisional pricing features (included in trade receivables) arising from the sale of concentrate and doré which were provisionally priced at the time the sale was recorded (refer to note 3). For these features, the sensitivity of the fair value to an immediate 10% favorable or adverse change in the price of gold and silver (assuming all other variables remain constant), is as follows:

Year	Increase/ decrease price of ounces of:	Effect on profit before tax US$000
2018	Gold +/-10% Silver +/-10%	-/+97 -/+115
2017	Gold +/-10% Silver +/-10%	-/+66 -/+128

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2018, 2017 and 2016

(b) Foreign currency risk

The Company produces silver and gold which are typically priced in US dollars. A portion of the Company’s costs are incurred in Argentinian pesos. Accordingly, the Company’s financial results are affected by exchange rate fluctuations between the US dollar and the local currency. The long-term relationship between commodity prices and currencies in the country provides a certain degree of natural protection. The Company does not use derivative instruments to manage its foreign currency risks.

The following table demonstrates the sensitivity of financial assets and liabilities, at the reporting date, denominated in their respective currencies, to a reasonably possible change in the US dollar exchange rate, with all other variables held constant, of the Company’s profit before tax:

Year	Increase/decrease in US$/other currencies’ rate	Effect on profit before tax US$000
2018
Argentinian pesos	+/-10%	-/+1,121
2017
Argentinian pesos	+/-10%	-/+182

(c) Credit risk

Credit risk arises from debtors’ inability to make payment of their obligations to the Company as they become due (without taking into account the fair value of any guarantee or pledged assets). The Company is primarily exposed to credit risk as a result of commercial activities and non-compliance, by counterparties, in transactions in cash which are primarily limited to cash balances deposited in banks and accounts receivable at the statement of financial position date.

Counterparty credit exposure based on commercial activities, including trade receivables and cash balances in banks as at 31 December 2018 and 31 December 2017 is shown as follows:

Summary commercial partners – Trade receivables	As at 31 December 2018 US$000	Credit rating or % collected as at 19 June 2019	As at 31 December 2017 US$000	Credit rating or % collected as at 14 May 2018
LS Nikko	14,241	100%	10,108	96%
Trafigura Perú S.A.C (formerly Consorcio Minero S.A.)	2,650	100%	1,745	100%
Aurubis AG (formerly Nordeutsche Affinerie AG)	2,499	100%	2,493	91%
Republic Metals Corporation (Note 9)	-	-	2,349	100%
Aurubis Bulgaria	-	-	5,534	100%
Argor Heraus S.A.	660	100%	381	100%
Total	20,050		22,610

Financial counterparties	As at 31 December 2018 US$000	Credit rating(1)	As at 31 December 2017 US$000	Credit rating(1)
Citibank	-	-	1,507	AAA
ICBC	3,019	AAA	4,520	AAA
BBVA	3,028	AAA	1,508	AAA
Santander Rio	-	-	1,507	AAA
Total	6,047		9,042

(1)The long-term credit rating.

To manage the credit risk associated with commercial activities, the Company took the following steps:

•	Active use of prepayment/advance clauses in sales contracts;
•	Delaying delivery of title and/or requiring advance payments to reduce exposure timeframe (potential delay in sales recognition);
•	Obtaining parent guarantees or contracting directly with parent company to shore up the credit profile of the customer (where possible); and

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2018, 2017 and 2016

•	Maintaining as diversified a portfolio of clients as possible.

To manage credit risk associated with cash balances deposited in banks, the Company took the following steps:

•	Increasing banking relationships with large, established and well-capitalized institutions in order to secure access to credit and to diversify credit risk;
•	Limiting exposure to financial counterparties according to Board approved limits; and
•	Investing cash in short-term, highly liquid and low risk instruments (money market accounts, term deposits, US Treasuries).

Receivable balances are monitored on an ongoing basis. See note 9 for increase in bad debts.

(d) Liquidity risk

Liquidity risk arises from the Company’s inability to obtain the funds it requires to comply with its commitments, including the inability to sell a financial asset quickly enough and at a price close to its fair value. Management constantly monitors the Company’s level of short- and medium-term liquidity, and its access to credit lines, in order to ensure appropriate financing is available for its operations. In 2018 the Company maintained uncommitted short-term bank lines for approximately US$49,400.

The table below categorizes the undiscounted cash flows of Company’s financial liabilities into relevant maturity groupings based on the remaining period as at the statement of financial position to the contractual maturity date. Interest cash flows have been calculated using the spot rate at year end.

		US$000
	Less than 1 year US$000	Between 1 and 2 years US$000	Between 2 and 5 years US$000	Over 5 years US$000	Total US$000
At 31 December 2018
Trade and other payables	34,282	924	-	-	35,206
Borrowings	6,047	-	-	-	6,047
Provisions	-	-	1,853	22,599	24,452
Total	40,329	924	1,853	22,599	65,705
At 31 December 2017
Trade and other payables	35,563	1,053	-	-	36,616
Borrowings	9,042	-	-	-	9,042
Provisions	-	374	4,166	22,958	27,498
Total	44,605	1,427	4,166	22,958	73,156

(e) Fair value hierarchy

The Company uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

•	Level 1 — quoted (unadjusted) prices in active markets for identical assets or liabilities.
•	Level 2 — other techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly.
•	Level 3 — techniques which use inputs which have a significant effect on the recorded fair value that are not based on observable market data.

As at 31 December 2018 and 2017, the Company held the following financial instruments measured at fair value:

Assets measured at fair value(1)	31 December 2018 US$000	Level 1 US$000	Level 2 US$000	Level 3 US$000
Provisional pricing features	2,119	-	-	2,119

Assets measured at fair value(1)	31 December 2017 US$000	Level 1 US$000	Level 2 US$000	Level 3 US$000
Provisional pricing features	575	-	-	575

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2018, 2017 and 2016

(1) Within trade receivables.

During the period ending 31 December 2018 and 2017, there were no transfers between these levels.

The reconciliation of the financial instruments categorized as level 3 is as follows:

Embedded derivatives (liabilities)/assets US$000
Balance at 1 January 2017	(697)
Loss from the period recognized in revenue	1,272
Balance at 31 December 2017	575
Gain from the period recognized in revenue	1,544
Balance at 31 December 2018	2,119

(f) Capital risk management

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to provide returns for shareholders, benefits for other stakeholders, and to maintain an optimal capital structure to reduce the cost of capital. Management considers as part of its capital, the financial sources of funding from shareholders and third parties. During 2018 management decided to decrease its short-term debt. In addition, management reserves the right to use short-term pre-shipment financing (financing of commercial accounts receivables and finished goods inventory).

30. Impairment of Non-financial assets

The Company evaluates annually each asset or CGU at December 31, to determine whether there are any indicators of impairment. As at December 31, 2018 indicators of impairment were identified. Therefore, the Company performed an impairment test and concluded that no additional impairment changes are required to the ones already booked in Note 11.

31.  Argentine Tax Reform

The Tax Reform sanctioned in late 2017 in Argentina brought with it a series of modifications in the taxation and calculation of the income tax to which the Company is subject in the normal course of its activities. The main changes are the following:

Reduction in the applicable rate

Until the fiscal year ended on December 31, 2017, the general income tax rate remain at 35%. The tax reform establishes a gradual reduction of the applicable rate for the calculation of income tax, being 30% and 25% for fiscal periods beginning on January 1, 2018, 2019 and 2020 and January 1, 2020 onwards, respectively.

The effects as of December 31, 2018 of this change in the rate on the measurement of deferred assets and liabilities are detailed below in note 22.

Tax adjustment for inflation

It is provided that for the determination of the net taxable income of the periods beginning on or after January 1, 2018, the adjustment for inflation obtained by application of the income tax law may be deducted or incorporated into the tax result for the fiscal year. This adjustment proceed only if the percentage variation in the IPC, according to the tables drawn up by the tax authority for these purposes, accumulate (a) a percentage higher than 100% in the 36 months prior to the end of the year, or (b) in the first and second fiscal year beginning on or after January 1, 2018, an accumulated variation, calculated from the first of them and until the close of each fiscal year, which exceeds 33% or 66%, respectively.

Update of acquisitions and investments made in fiscal years beginning on or after January 1, 2018.

32. Subsequent Events

The Company has evaluated subsequent events through (June  19, 2019).